Exhibit 12.1

May 16, 2022

Iroquois Valley Farmland REIT, PBC

708 Church Street, Suite 234

Evanston, IL 60201

Re: Iroquois Valley Farmland REIT, PBC Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation (the “Company”), in connection with your filing with the Securities and Exchange Commission (the “SEC”) of a Preliminary Offering Statement (the “Offering Statement”) on May 16, 2022 pursuant to Rule 252 of Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the qualification of the offering by the Company of up to $62,793,826 of the Company’s common stock (the “Shares”).

For the purposes of this opinion letter, we have examined the Offering Statement, the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, records of the board of directors of the Company, and such other documents and considered such matters of law and fact as we have deemed appropriate to render the opinion contained herein. In our examinations, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinion set forth below is limited to the Delaware general corporation law and excludes federal laws and any state blue sky securities law matters.

Based upon and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that the Shares have been duly authorized, and when the Shares have been duly issued and delivered against payment therefore in accordance with the terms of the Subscription Agreement, a form of which is included in the Offering Statement as Exhibit 4.1, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 11.2 and 12.1 to the Offering Statement and to the references to our firm under the caption “Legal Matters” in the Offering Statement.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereinafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Respectfully submitted,

GUNDZIK GUNDZIK HEEGER LLP

/s/Brett Heeger

Brett Heeger, Partner